                                  EXHIBIT 2.01

- --------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                         DIGITAL EQUIPMENT CORPORATION

                                    SELLER,

                                      AND

                               ORACLE CORPORATION

                                     BUYER

- --------------------------------------------------------------------------------

                               SEPTEMBER 1, 1994

- --------------------------------------------------------------------------------

             AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 1994

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----

ARTICLE I   -- SALE AND PURCHASE......................................................    1
  SECTION 1.1     Transfer of Assets..................................................    1
  SECTION 1.2     Liabilities.........................................................    3
  SECTION 1.3     Intellectual Property Agreements....................................    3
  SECTION 1.4     Sales, Use and Other Transfer Taxes.................................    3
  SECTION 1.5     Service Support and Revenue.........................................    4
  SECTION 1.6     Purchase Price; Payment.............................................    5
  SECTION 1.7     Allocation of Purchase Price........................................    5
  SECTION 1.8     Facilities..........................................................    6
  SECTION 1.9     Other Agreements....................................................    6
  SECTION 1.10    Purchase Orders.....................................................    6
  SECTION 1.11    Closing.............................................................    6
  SECTION 1.12    Actions at the Closing..............................................    6
  SECTION 1.13    Disclaimer of Warranty..............................................    7
ARTICLE II  -- REPRESENTATIONS AND WARRANTIES.........................................    7
  SECTION 2.1     Organization........................................................    7
  SECTION 2.2     Authority...........................................................    7
  SECTION 2.3     Execution and Binding Effect........................................    7
  SECTION 2.4     Consents and Approvals of Governmental Entities.....................    8
  SECTION 2.5     No Violation........................................................    8
  SECTION 2.6     Assets Generally....................................................    8
  SECTION 2.7     Support Agreements..................................................    9
  SECTION 2.8     Financial Information...............................................   10
  SECTION 2.9     Intellectual Property...............................................   10
  SECTION 2.10    Employees...........................................................   11
  SECTION 2.11    Licenses and Permits................................................   12
  SECTION 2.12    Taxes...............................................................   12
  SECTION 2.13    Employee Benefit and Compensation Plans.............................   12
  SECTION 2.14    Compliance with Law.................................................   12
  SECTION 2.15    Litigation; Other Claims............................................   12
  SECTION 2.16    Product Liability...................................................   12
  SECTION 2.17    Environmental.......................................................   13
  SECTION 2.18    Defaults............................................................   13
  SECTION 2.19    Tangible Property...................................................   13
  SECTION 2.20    Business............................................................   13
  SECTION 2.21    Full Disclosure.....................................................   13
  SECTION 2.22    Brokers and Finders.................................................   14
  SECTION 2.23    Fair Consideration; No Fraudulent Conveyance........................   14

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF BUYER................................   14
  SECTION 3.1     Organization, etc...................................................   14
  SECTION 3.2     Authority...........................................................   14
  SECTION 3.3     Execution and Binding Effect........................................   14
  SECTION 3.4     Consent and Approvals...............................................   14
  SECTION 3.5     No Violation........................................................   15
  SECTION 3.6     Brokers and Finders.................................................   15

                                                                                        PAGE
                                                                                        ----
ARTICLE IV  -- COVENANTS..............................................................   15
  SECTION 4.1     Access to Information...............................................   15
  SECTION 4.2     Third Party Consents................................................   17
  SECTION 4.3     Certain Notifications...............................................   17
  SECTION 4.4     Reasonable Efforts..................................................   17
  SECTION 4.5     Seller's Conduct of Business Prior to Closing.......................   17
  SECTION 4.6     Buyer's Source Code Escrow..........................................   18
  SECTION 4.7     No Other Bids.......................................................   18
  SECTION 4.8     Non-Competition Agreement...........................................   18
  SECTION 4.9     Tax Returns.........................................................   19
  SECTION 4.10    Post-Closing Access to Information..................................   19
  SECTION 4.11    Post-Closing Cooperation............................................   19
  SECTION 4.12    Termination of Certain Agreements...................................   19
  SECTION 4.13    Post-Closing Distribution of Rdb Products...........................   20
  SECTION 4.14    No Post-Closing Retention of Assets.................................   20
  SECTION 4.15    Public Announcements................................................   20
  SECTION 4.16    No Implied License..................................................   20
  SECTION 4.17    Foreign Filings.....................................................   21
  SECTION 4.18    Customer Lists......................................................   21
  SECTION 4.19    Trademarks..........................................................   21

ARTICLE V   -- EMPLOYEE MATTERS.......................................................   21
  SECTION 5.1     Offers of Employment................................................   21
  SECTION 5.2     Non-Solicitation by Seller..........................................   21
  SECTION 5.3     Compensation and Benefits of Transferred Employees..................   22
  SECTION 5.4     Employee Incentive Program..........................................   22
  SECTION 5.5     Other Employees of the Business.....................................   23
  SECTION 5.6     No Right to Continued Employment or Benefits........................   23
  SECTION 5.7     No Solicitation or Hire by Buyer....................................   23

ARTICLE VI  -- CONDITIONS TO BUYER'S OBLIGATIONS......................................   24
  SECTION 6.1     Representations and Warranties True; Performance; Certificate.......   24
  SECTION 6.2     Consents............................................................   24
  SECTION 6.3     Other Agreements....................................................   24
  SECTION 6.4     No Proceeding or Litigation.........................................   24
  SECTION 6.5     Documents...........................................................   24
  SECTION 6.6     Governmental Filings; Bulk Sales Notice.............................   24
  SECTION 6.7     No Material Adverse Change..........................................   25
  SECTION 6.8     Opinion of Seller's Counsel.........................................   25
  SECTION 6.9     Transferred Agreements..............................................   25

ARTICLE VII -- CONDITIONS TO SELLER'S OBLIGATIONS.....................................   25
  SECTION 7.1     Representations and Warranties True; Performance....................   25
  SECTION 7.2     Other Agreements....................................................   25
  SECTION 7.3     No Proceeding or Litigation.........................................   25

                                                                                        PAGE
                                                                                        ----
  SECTION 7.4     Documents...........................................................   26
  SECTION 7.5     Governmental Filings................................................   26
  SECTION 7.6     Opinion of Buyer's Counsel..........................................   26

ARTICLE VIII -- INDEMNIFICATION; ADJUSTMENTS..........................................   26
  SECTION 8.1     Survival of Representations and Warranties..........................   26
  SECTION 8.2     Indemnification by Seller...........................................   26
  SECTION 8.3     Indemnification by Buyer............................................   27
  SECTION 8.4     Indemnification Procedure...........................................   27

ARTICLE IX  --  TERMINATION...........................................................   28
  SECTION 9.1     Termination of Agreement............................................   28
  SECTION 9.2     Procedure and Effect of Termination.................................   28

ARTICLE X   --  DEFINITIONS...........................................................   28
  SECTION 10.1    Certain Definitions.................................................   28
  SECTION 10.2    Certain Other Defined Terms.........................................   28

ARTICLE XI  --  MISCELLANEOUS.........................................................   30
  SECTION 11.1    Notices.............................................................   30
  SECTION 11.2    Force Majeure.......................................................   31
  SECTION 11.3    No Agency...........................................................   31
  SECTION 11.4    Severability........................................................   31
  SECTION 11.5    Assignment and Succession...........................................   31
  SECTION 11.6    Amendments and Waivers..............................................   31
  SECTION 11.7    Further Assurances..................................................   31
  SECTION 11.8    Absence of Third-Party Beneficiaries................................   31
  SECTION 11.9    Governing Law.......................................................   32
  SECTION 11.10   Interpretation......................................................   32
  SECTION 11.11   Entire Agreement....................................................   32
  SECTION 11.12   Counterparts........................................................   32
  SECTION 11.13   Expenses............................................................   32
  SECTION 11.14   Consents............................................................   32
  SECTION 11.15   Headings............................................................   32

                                    EXHIBITS

Exhibit A................................................Cross License Agreement
Exhibit B.......................................................Patent Agreement
Exhibit C..................................Receipt of Tangible Personal Property
Exhibit D......................................................Support Agreement
Exhibit E.............................Preferred Strategic Relationship Agreement
Exhibit F..............................................Oracle Reseller Agreement
Exhibit G.............................................Digital Reseller Agreement
Exhibit H......................Credit Acquisition Plan (Software Purchase Order)
Exhibit I............................................Hardware Purchase Agreement
Exhibit J-1.................................................General Bill of Sale
Exhibit J-2..................................Assignment and Assumption Agreement
Exhibit K............................................Technology Escrow Agreement
Exhibit L.........................Opinion of Assistant General Counsel of Seller
Exhibit M...........................................Opinion of Venture Law Group

                                   SCHEDULES

Schedule 1.1(a).............................................Rdb Products
Schedule 1.1(b)................................................Rdb Tools
Schedule 1.1(d)...................Copyrights and Copyright Registrations
Schedule 1.1(e)................Trademarks, Service Marks and Trade Names
Schedule 1.1(g)...................................Transferred Agreements
Schedule 1.1(k)..........................................Tangible Assets
Schedule 4.6.....................................Source Code Into Escrow
Schedule 5.1...........................................List of Employees
Schedule 5.6(a)...........Employees Subject to Nonsolicitation Provision

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

     This Amended and Restated Asset Purchase Agreement (the "AGREEMENT") is entered into as of September 1, 1994, by and among DIGITAL EQUIPMENT CORPORATION, a Massachusetts corporation ("SELLER"), and ORACLE CORPORATION, a California corporation ("BUYER").

     WHEREAS, Seller and Buyer entered into an Asset Purchase Agreement dated as of September 1, 1994 (the "Original Agreement") and now wish to amend and restate the Original Agreement;

     WHEREAS, Seller is engaged in the business of developing, marketing, licensing, supporting and providing related services for Rdb Products and the other Assets (in each case, as defined in Section 1.1 below) (collectively, the "BUSINESS");

     WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the assets of the Business as described more fully in Section 1.1 below on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Buyer and Seller acknowledge that this Agreement and the agreements attached as exhibits hereto together constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Assets and the operation of the Business by Buyer after the Closing (as defined in Section 1.11) and the preferred strategic relationship between the parties and that separate agreements have been used for the sake of convenience.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                               SALE AND PURCHASE

     SECTION 1.1 Transfer of Assets. Subject to the terms and conditions hereof, Seller shall sell, assign, grant, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, as of the Closing Date (as defined in Section 1.11 below), all of Seller's rights, title and interest in and to the following tangible and intangible assets of Seller, wherever situated, as the same shall exist on the Closing Date (collectively, the "ASSETS"):

          (a) Rdb Products. The software products set forth on Schedule 1.1(a), including any and all source and object codes, binaries, supplements, modifications, updates, corrections and enhancements to past versions of such products, shipping versions of such products and versions of such products currently under development, in each case as existing as of the Closing Date; and any and all English and foreign language versions of past versions of such products, shipping versions of such products and versions of such products currently under development; and any and all back-up tapes and archival tapes from Seller's storage facilities, in each case as existing as of the Closing Date (collectively, the "RDB PRODUCTS");

          (b) Rdb Tools.  The software design and development tools set forth in
     Schedule 1.1(b) and any and all scripts, modifications and additions to such tools and to the "DIGITAL TECHNOLOGY," as defined in the License Agreement (as defined in Section 1.3 below), which were primarily created by the Rdb Database Engineering Group (as defined in Section 10.1) and which are used to compile, link or build Rdb Products, existing as of the Closing Date (but, excluding the Digital Technology itself), including without limitation all related back-up tapes and archival tapes from Seller's storage facilities (the "RDB TOOLS");

          (c) Patent Rights. The patents and patent applications assigned to Buyer pursuant to the Patent Agreement (as defined in Section 1.3 below);

          (d) Copyrights. Any and all copyrights in and to the Assets (as defined in the other subparagraphs of this Section 1.1) and the copyright registrations set forth in Schedule 1.1(d);

          (e) Trademarks, Service Marks and Trade Names. The trademarks, service marks and trade names set forth in Schedule 1.1(e) and the goodwill therein;

          (f) Engineering Information. Any and all design and code documentation, methodologies, processes, trade secrets, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions (exclusive of inventions covered by patents and patent applications), know-how, techniques, engineering work papers, and programmer's notes, which were primarily created by the Rdb Database Engineering Group and which are necessary to, used in, or derived from the Assets (as defined in the other subparagraphs of this Section 1.1) and which are relevant to the development, manufacture, operation, maintenance or use of the Assets (collectively, "ENGINEERING INFORMATION");

          (g) Transferred Agreements. All rights under the agreements set forth in Schedule 1.1(g) (the "TRANSFERRED AGREEMENTS") between Seller and the third parties named therein;

          (h) Testing Materials. Any and all Engineering Information relating to testing and correcting defects in the Rdb Products and the Rdb Tools (including, without limitation, regression tests, test beds, test plans, software defect database and historical defect data, and certain software listed in
     Schedule 1.1(b)) and other documents and materials, which were primarily created by the Rdb Database Engineering Group and which are necessary to maintain, enhance and correct errors in the Rdb Products and the Rdb Tools and to provide continued customer technical support (the "DOCUMENTATION");

          (i) Marketing or User Materials. Any and all customer and marketing materials relating specifically to Rdb Products, including, without limitation, product documentation, sale and marketing collateral, white papers, product data sheets known as "Software Product Descriptions," performance benchmark reports, customer training materials, sales training materials and sales presentation materials (the "MARKETING OR USER MATERIALS") and any and all customer and marketing materials relating specifically to Rdb Tools, including, without limitation, product documentation, sale and marketing collateral, white papers, product data sheets known as "Software Product Descriptions," performance benchmark reports, customer training materials, sales training materials and sales presentation materials;

          (j) Customer Support Materials. Any and all customer support materials relating specifically to the Rdb Products or Rdb Tools, including, without limitation, support training materials, support bulletins (including, without limitation, copies of any and all information on electronic bulletin boards), and any and all data contained in Seller's customer support organization computer system relating specifically to the Rdb Products or Rdb Tools (notwithstanding the foregoing, nothing herein is intended to convey to the Buyer any copyright or interest in Seller's customer support software) (the "CUSTOMER SUPPORT MATERIALS");

          (k) Tangible Assets. The inventories of the Rdb Products, the server, desktop and other computer equipment used by the Rdb Database Engineering Group and the desktop and other computer equipment used by the service and support organization of the Business, as specified in Schedule 1.1(k) attached hereto (which sets forth substantially all of the tangible assets included in the Assets and which shall be revised by Seller at the time such tangible assets are delivered to Buyer to set forth all of the tangible assets included in the Assets);

          (l) Customer Lists. All customer lists maintained by Seller specific to Rdb Products or Rdb Tools or the service and support of Rdb Products or Rdb Tools;

          (m) License Rights. All license and other rights conveyed to Buyer pursuant to the License Agreement and the Patent Agreement; and

          (n) Books and Records. All books and records specific to the Business.

     SECTION 1.2 Liabilities. Buyer shall not assume and shall not be liable for, and Seller and its wholly-owned direct and indirect subsidiaries (each a "SELLER SUBSIDIARY" and collectively the "SELLER SUBSIDIARIES") shall retain and, as between Buyer and Seller, remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and the Seller Subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, and arising out of or resulting from the operation of the Business through the Closing Date, including, without limitation, the following:

          (a) any product warranty claims (i) by a distributor or reseller relating to any Assets shipped by Seller or any Seller Subsidiary to such distributor or reseller on or prior to the Closing Date or (ii) by an end-user relating to any Assets shipped by Seller or any Seller Subsidiary to such end-user on or prior to the Closing Date;

          (b) any liability for breach by Seller of any instrument, purchase order or contract in existence on or prior to the Closing Date; provided, however, that with respect to the Transferred Agreements assigned to Buyer, such breach by Seller occurred on or prior to the Closing Date;

          (c) any liability for payments of amounts due under any instrument, purchase order or contract in existence on or prior to the Closing Date;

          (d) any liability or obligation for Taxes (as defined in Section 2.12) attributable to or imposed upon Seller, or attributable to or imposed upon the Business or the Assets for any period (or portion thereof) through the Closing Date, including, without limitation, Taxes imposed as a result of this transaction, except as otherwise provided in Sections 1.4 and 1.10;

          (e) any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable, including any such liabilities owed to affiliates of Seller;

          (f) any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done on or prior to the Closing Date, including, without limitation, any liability for infringement of intellectual property rights or violations of federal or state securities or other laws;

          (g) any liability or obligation of Seller incurred in connection with the making or performance of this Agreement;

          (h) any liability or obligation arising on or prior to the Closing Date out of any "EMPLOYEE BENEFIT PLAN," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit; and

          (i) any liability or obligation for making payments of any kind (including as a result of this sale of Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller.

     SECTION 1.3 Intellectual Property Agreements. At the Closing, Seller shall grant to Buyer licenses and other rights and assign to Buyer certain rights, and Buyer shall grant to Seller licenses and other rights, in each case on the terms and conditions set forth in the Cross-License Agreement attached hereto as EXHIBIT A (the "LICENSE AGREEMENT") and the Patent Agreement attached hereto as EXHIBIT B (the "PATENT AGREEMENT").

     SECTION 1.4 Sales, Use and Other Transfer Taxes. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement, provided that, in the event Buyer breaches the covenants contained in the following sentences of this Section 1.4, then Buyer shall reimburse, indemnify and hold harmless Seller from any such Taxes or any increase in such Taxes (including interest and penalties) arising out of, resulting from or caused by such breach by Buyer. Seller and Buyer agree to the following, which are intended to avoid or reduce the amount of sales or use taxes with respect to the transfer of the Assets:

          (a) Seller shall deliver and Buyer shall accept transfer of title to and possession of all tangible personal property (the "TANGIBLE PERSONAL PROPERTY") required to be transferred by Seller to Buyer at the Closing under this Agreement and any other related agreements in the State of New Hampshire. For purposes of this Section 1.4, the term "Tangible Personal Property" shall not include any equipment, materials described in Section 1.1(i) and Customer Support Materials included in the Assets and located in the State of Colorado or in any other state other than the State of New Hampshire or outside the United States on the Closing Date, title and possession of which shall be transferred from Seller to Buyer at the place at which such Assets are located on the Closing Date.

          (b) If Seller delivers the Tangible Personal Property in the State of New Hampshire, at the Closing, Buyer shall cause an appropriate officer or employee of Buyer to execute and deliver to Seller the Receipt of Tangible Personal Property in the form of EXHIBIT C.

          (c) Buyer acknowledges and agrees that it is acquiring the Tangible Personal Property for physical possession and use in the State of New Hampshire and will in no event physically move any of the Tangible Personal Property outside of the State of New Hampshire until such time as the Tangible Personal Property has been used by Buyer within the State of New Hampshire for at least one hundred (100) days after the Closing Date, exclusive of any time of storage for shipment to a location outside of the State of New Hampshire. Buyer shall not be deemed to have breached its covenants in this Section 1.4(c) by either of the following: (i) making one copy of the source code for the Rdb Products and Rdb Tools within the State of New Hampshire on blank storage media not acquired from Seller at the Closing and depositing such copy with an escrow agent pursuant to the provisions of the Technology Escrow Agreement attached to this Agreement as EXHIBIT K (the "ESCROW AGREEMENT"); or (ii) making copies of Tangible Personal Property other than the source code for the Rdb Products and Rdb Tools within the State of New Hampshire on blank storage or other media not acquired from Seller at the Closing and selling, delivering or otherwise using such copies outside of the State of New Hampshire in the ordinary course of Buyer's business.

          (d) Buyer shall take such other reasonable actions not materially inconsistent with Buyer's business objectives as Seller may request to the extent necessary to avoid imposition of any such Taxes.

          As used in this Section 1.4, "Buyer" shall include any direct or indirect subsidiary of Buyer (each a "BUYER SUBSIDIARY" and collectively the "BUYER SUBSIDIARIES") to which all or any part of the Tangible Personal Property is transferred after the Closing Date. The indemnification procedures contained in Section 8.4 shall apply to the indemnities of Seller and Buyer under this Section 1.4. Buyer's liability for breach of any of its covenants contained in this Section 1.4 shall be limited to the Taxes (including interest and penalties) incurred by Seller, as set forth above in this Section 1.4.

     SECTION 1.5 Service Support and Revenue.

          (a) Following the Closing, Buyer shall furnish support services to customers of Seller that have support agreements with Seller's Software Product Services Segment of Seller's Multivendor Customer Services unit ("SPS") relating to the Rdb Products extending after the Closing Date. Such support services shall be provided pursuant to a Support Agreement between Seller and Buyer in the form of EXHIBIT D hereto (the "SUPPORT AGREEMENT"). Except as otherwise provided in the Support Agreement, such Support Agreement shall terminate with respect to each customer upon the earlier to occur of (i) the expiration or termination of the support agreement between Seller and such customer with respect to support services for Rdb Products, or (ii) fifteen (15) months after the Closing Date, except, with respect to item (ii), no earlier than January 31, 1996, unless the Support Agreement is terminated earlier in accordance with its terms.

          (b) Seller and Buyer shall jointly prepare and distribute a letter addressed to all Rdb Product support customers of SPS identified on the list provided by Seller pursuant to Section 2.7(a) (the "SUPPORT CUSTOMERS") as of such date, which notifies such customers that Buyer will provide support services on a subcontractor basis following the Closing. Seller and Buyer shall use reasonable efforts to prepare and send such letter within thirty
     (30) days after the date of this Agreement and, in any event, such letter shall be prepared and sent prior to the Closing. Such letter shall also notify such customers that Buyer intends to enter into new agreements to provide support services for the Rdb Products to such customers upon the earlier of (i) or (ii) of Section 1.5(a) above in accordance with Buyer's standard support terms and conditions, a copy of which shall be included with such letter.

          (c) In the case of any support agreement for which a Support Customer has paid Seller prior to the Closing Date amounts in respect of support of Rdb Products for a service term which includes any period after the Closing Date, then such prepaid support amounts shall be allocated between the portion of the service term through the Closing Date and the remainder of such service term, based on the number of days included in each portion. Seller shall pay to Buyer at the Closing a reasonable estimate of the amounts allocated to the post-Closing Date portion of such service term.

          (d) In the case of any support agreement for which a Support Customer has not prepaid any amounts with respect to post-Closing Date support of Rdb Products, then prior to the Closing, Seller and Buyer jointly shall prepare an estimate as of the Closing Date with respect to each such support agreement. Such estimate shall reflect the reasonably anticipated Rdb Product support revenues to be received by Seller from such customer for the period from the Closing to the termination of the subcontract arrangement with respect to such customer as determined under Section 1.5(a) above and the allocation of such revenues to each calendar quarter included in such period. Seller and Buyer currently anticipate that such quarterly estimated revenues will be 38%, 34%, 21% and 7%, respectively, of the total estimated revenues for each such agreement. Such quarterly estimated revenues shall be paid by Seller to Buyer on the last day of each calendar quarter ending after the Closing Date. Within sixty (60) days after the end of each such calendar quarter, Seller shall provide Buyer with a compilation, including reasonably available supporting documentation, if requested, of the actual revenues invoiced by Seller for Rdb Product support for such quarter. In the event such amount varied from the amount actually paid by Seller for such prior quarter, the next quarterly payment owed by Seller to Buyer shall be adjusted upward or downward to reflect such difference or, in the case of the final quarterly payment, Buyer or Seller shall make a final adjusted payment, if required, within sixty (60) days after the end of such quarter.

          (e) In the case of any support agreement for Rdb Products which either
     (i) extends beyond fifteen (15) months after the Closing Date, or (ii) contains service requirements beyond the service descriptions as set forth in Attachment B to the Support Agreement, then Seller shall either (A) with respect to agreements covered by item (i) and if permitted by the support agreement or by the other party to the support agreement, terminate any such agreement effective as of the expiration of the fifteenth month after the Closing Date, or (B) if Seller notifies Buyer in writing of the support agreement within sixty (60) days of the date of the Support Agreement, enter into a modification of the Support Agreement to extend the Support Agreement solely to the remainder of the term of such support agreement.

     SECTION 1.6 Purchase Price; Payment. In consideration of the acquisition of the Assets, Buyer agrees to pay and deliver to Seller one hundred eight million dollars ($108,000,000) (the "PURCHASE PRICE"), payable at the Closing by wire transfer of immediately available funds to an account designated by Seller.

     SECTION 1.7 Allocation of Purchase Price. For purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Purchase Price shall be allocated as provided in the purchase price allocation schedule (the "PURCHASE PRICE ALLOCATION SCHEDULE") prepared by Buyer and approved by Seller on or prior to the Closing Date. Seller shall have the right to approve the allocation set forth in the Purchase Price Allocation Schedule, which approval shall not be unreasonably withheld. Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to transfer of the Assets to Buyer in a manner consistent with such allocation. If any state or federal taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.

     SECTION 1.8 Facilities. For a period of up to six (6) months following the Closing, Seller shall permit Buyer to occupy the facilities in New Hampshire currently occupied by the Rdb Database Engineering Group and the facilities in Colorado currently occupied by the service and support organization of the Business (the "FACILITIES"). Buyer shall pay rent to Seller at rates consistent with rents in the area with respect to any occupation by Buyer of the Facilities in New Hampshire and at rates and on terms set forth in the Support Agreement with respect to any occupation by Buyer of the Facilities in Colorado. At the Closing, the parties shall enter into an agreement with respect to any such occupation of Facilities by Buyer, which agreement will address the preservation of confidentiality for each of Buyer's and Seller's activities at the Facilities. In addition, Seller agrees to provide Buyer with reasonable assistance in locating alternative facilities in which to operate the Business; provided, however, that Seller shall incur no liability if Buyer is unsuccessful in locating alternative facilities.

     SECTION 1.9 Other Agreements. At the Closing, Seller and Buyer shall enter into the Preferred Strategic Relationship Agreement in the form of EXHIBIT E hereto, the Oracle Reseller Agreement in the form of EXHIBIT F hereto, the Digital Reseller Agreement in the form of EXHIBIT G hereto and the Escrow Agreement in the form of EXHIBIT K hereto.

     SECTION 1.10 Purchase Orders. On the Closing Date, Seller and Buyer shall each execute a purchase order and related documentation for $3,000,000 of the other's software and hardware products, respectively, in the forms of EXHIBITS H AND I hereto. Notwithstanding any contrary provision of this Agreement, each of Seller and Buyer shall pay all sales and use taxes required to be paid with respect to their respective purchases of products pursuant to this Section 1.10.

     SECTION 1.11 Closing. Subject to the terms and conditions of this Agreement, the transfer of the Assets contemplated hereby (the "CLOSING") shall take place on such date as the parties may agree (the "CLOSING DATE"), provided that all of the conditions precedent in Articles VI and VII of this Agreement shall have been satisfied or waived, as the case may be, by such date.

     SECTION 1.12 Actions at the Closing. At the Closing, Seller shall deliver the Assets to Buyer, Buyer shall deliver the Purchase Price to the Seller and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

          (a) Seller shall deliver to Buyer a General Bill of Sale substantially in the form of EXHIBIT J-1 hereto and an Assignment and Assumption Agreement substantially in the form of EXHIBIT J-2 hereto (each an "ASSIGNMENT AND ASSUMPTION AGREEMENT") with respect to each Transferred Agreement assigned to Buyer, duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Assets.

          (b) Buyer shall deliver the Purchase Price to Seller in accordance with the provisions of Section 1.6.

          (c) Seller shall provide reasonable evidence of valid title to each and every one of the Assets, in form and substance reasonably satisfactory to Buyer.

          (d) Seller shall deliver to Buyer the assignments, and any required consents to assignment, of all Transferred Agreements assigned to Buyer after the Closing, duly executed by the appropriate parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request. Buyer shall assume the performance of all obligations arising under the Transferred Agreements assigned to Buyer after the Closing, as set forth in the Assignment and Assumption Agreements.

          (e) At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Article VI below and any other closing documents reasonably requested by Buyer.

          (f) At the Closing, Buyer shall deliver to Seller all documents required to satisfy the conditions set forth in Article VII of this Agreement and any other closing documents reasonably requested by Seller.

          (g) Subsequent to the Closing Date, Seller shall, and shall cause the Seller Subsidiaries to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's and the Seller Subsidiaries' right, title and interest in and to the Assets, free and clear of all Liens (as defined in Section 2.6 below), in accordance with the terms of this Agreement.

          (h) In the event Seller fails to deliver at the Closing all foreign language versions of the Rdb Products or Rdb Tools to Buyer, Seller shall use its best effort to deliver such Assets as soon as practicable after the Closing and in all events shall deliver such Assets within twenty days after Closing.

     SECTION 1.13 Disclaimer of Warranty. Except as expressly stated herein or in any agreement delivered pursuant to this Agreement, Seller makes no warranty, express or implied, as to the condition, use, sale or operation of any of the Assets, including, without limitation, any implied warranties of merchantability and fitness for use for a particular purpose.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows, provided that each representation and warranty set forth below is qualified by any exceptions set forth in the Seller Disclosure Schedule or the Addendum to the Seller Disclosure Schedule, copies of which have been previously provided to Buyer by Seller (collectively, the "SELLER DISCLOSURE SCHEDULE"), which exceptions specifically reference the Section(s) qualified by the exceptions:

     SECTION 2.1 Organization. Seller is a corporation duly formed and validly existing under the laws of Massachusetts, and has full corporate power and authority and legal right to own and operate or lease the Assets and to carry on the Business as presently conducted, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, and to consummate the transactions contemplated hereby and thereby. Seller is qualified to do business as a foreign corporation in each state of the United States or other jurisdiction in which it is required to be qualified, except in states and other jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Assets.

     SECTION 2.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

     SECTION 2.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

     SECTION 2.4 Consents and Approvals of Governmental Entities. There is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

     SECTION 2.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles or bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller, any Seller Subsidiary or any of the properties or assets of Seller or any Seller Subsidiary may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the Business or the Assets or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or any Seller Subsidiary or by which any properties or assets of Seller or any Seller Subsidiary may be bound, where such violation would have a material adverse effect on the Business or the Assets. No "bulk sales" provisions of any state commercial code apply to the transactions contemplated by this Agreement.

     SECTION 2.6 Assets Generally.

          (a) The Assets include all properties, tangible and intangible, currently used by Seller in operating the Business and that will enable Buyer to operate the Business after the Closing Date in a manner substantially equivalent to the manner in which Seller has operated the Business prior to and through the Closing Date. Except as set forth in the Seller Disclosure Schedule, Seller's operation of the Business does not require any licenses or other consents from, or royalty payments to, any other Person.

          (b) Seller holds valid title to all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire valid title to the Assets (other than trade secrets, which are addressed in Section 2.9 below) free and clear of any mortgages, pledges, liens, security interests, encumbrances, charges or other claims of third parties of any kind, other than non-exclusive licenses to use the Rdb Products granted by Seller to end-users in the ordinary course of business (collectively, "LIENS") and other than Liens created by or through Buyer. No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for those Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

          (c) Except for end-users or resellers authorized on a non-exclusive basis to grant non-exclusive object code licenses to end-users, either directly or through other resellers, of Rdb Products that were granted non-exclusive object code licenses by Seller, or by resellers or by third party service providers authorized by Seller to grant such licenses, to use all or part of the Rdb Products, neither Seller nor any Seller Subsidiary granted to any person or entity, and no person or entity, other than Seller (including, without limitation, any independent contractors who have performed services related to the Business), holds any rights in, or licenses to produce, distribute, license, sublicense, sell, use in development or otherwise use, any of the Assets. All of the authorized users of the Rdb Products are authorized to use the Rdb Products pursuant to non-exclusive licenses granted for use of the Rdb Products only on a single system, except for an immaterial portion of the authorized users who are authorized to use the Rdb Products pursuant to other arrangements, such as site licenses. The Seller Disclosure Schedule separately identifies each exclusive arrangement between Seller or any Seller Subsidiary and any third party to license, sublicense, sell or distribute any of the Assets, and Seller shall, within thirty (30) days after the date of this Agreement, furnish to Buyer copies of each agreement relating to such arrangements.

          (d) None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement.

          (e) Immediately after Closing, no restrictions under which Seller or any Seller Subsidiary operates or which were incurred by Seller or any Seller Subsidiary will exist on Buyer's right to sell, resell, license or sublicense any property included in the Assets, other than the restrictions imposed under the Transferred Agreements, nor will any such restrictions be imposed as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

          (f) The Rdb Tools include, without limitation, all software development tools primarily developed by Seller's Rdb Database Engineering Group and used in or for the development or maintenance of the Rdb Products.

          (g) Neither Seller nor any Seller Subsidiary has licensed or agreed to license a material portion of its customers with the right to use any Rdb Products or Rdb Tools with a hardware platform different than Seller's hardware platform designated in the original license agreements with such customers, and nothing restricts Seller's ability to charge its customers for any transfer of licenses to Rdb Products or Rdb Tools between Seller-designated tiers within a hardware architecture or to a different hardware architecture. No Person has a license to use or the right to acquire a license to use any future version of the Rdb Products or Rdb Tools, except for end-user rights to obtain licenses to future versions of the Rdb Products or Rdb Tools pursuant to existing support arrangements, and nothing restricts Seller's ability to charge its customers for any such new version, other than such support arrangements. After the Closing, Buyer will not be prevented by any act of Seller from changing prices charged to a customer for support of Rdb Products and Rdb Tools after expiration or termination of such customer's existing support agreement.

          (h) Each of the Transferred Agreements grants to Seller a non-exclusive, worldwide license to the source code version of the software that is the subject of such Transferred Agreement. Seller has the right under each of the Transferred Agreements to sublicense its right to distribute object code versions of the software that is the subject of each such Transferred Agreement integrated with the Rdb Products for use on Seller's hardware platforms. Apart from obligations to pay royalties or fees and to develop and support code to achieve compatibility between the Rdb Products and the software that is the subject of such Transferred Agreement and standard confidentiality obligations, all of which are described in the Seller Disclosure Schedule, none of the Transferred Agreements imposes any obligations on Seller, its assignees or sublicensees. In addition, Seller has the right under each Transferred Agreement to integrate the software products that are the subject of each such Transferred Agreement into Buyer's software products ported to Seller's hardware platforms.

     SECTION 2.7 Support Agreements.

          (a) Within sixty (60) days after the date of this Agreement, Seller will provide to Buyer a complete list (including name, address, contact name, telephone number, and the term of the agreement) of all agreements or other arrangements pursuant to which SPS is obligated to provide support services with respect to Rdb Products. Notwithstanding the foregoing, if the Closing Date occurs on or prior to October 31, 1994, Seller shall use reasonable efforts to assure that the aforementioned list is complete, but to the extent it is not complete Seller shall update such list and make it complete as soon as practicable after the Closing Date. Substantially all of such agreements and arrangements permit Seller to subcontract to Buyer the performance of support services required under such agreements and arrangements as contemplated by Section 1.5 of this Agreement. Substantially all of the agreements or other arrangements listed in the list provided by Seller to Buyer pursuant to this Section 2.7(a) which have a remaining term of more than one (1) year may be terminated by Seller upon notice to the customer of not more than one (1) year.

          (b) Neither Seller nor any Seller Subsidiary has granted any third party the right to furnish support or maintenance services with respect to any Rdb Products to any other third party, except that Seller has authorized certain distributors and resellers to resell support for Rdb Products and certain third parties to furnish updates to the Rdb Products, all of which arrangements will be terminated on or prior to the Closing Date, other than to the extent such arrangements are permitted pursuant to the Oracle Reseller Agreement.

          (c) No agreement for support or maintenance of Rdb Products by SPS obligates Seller or any Seller Subsidiary, and no agreement would obligate Buyer after the Closing Date, to provide any improvement, enhancement, change in functionality or other alteration in the performance of the Rdb Products. Other than customer agreements for Rdb Products entered into by Seller's Consulting Services group, as such group may have been constituted from time to time, no agreement pursuant to which Seller or any Seller Subsidiary has licensed the use of the Rdb Products to any third party obligates Seller or any Seller Subsidiary to provide any improvement, enhancement, change in functionality or other alteration in the performance of the Rdb Products beyond Seller's current product plans for the evolution of the Rdb Products. No agreement for the licensing of the Rdb Products entered into by Seller's Consulting Services group, as such group may have been constituted from time to time, obligates Seller to furnish any improvements, enhancements, changes in functionality or other alterations in the performance of the Rdb Products, requiring technical resources in excess of those reasonably expected to be available to the Business at the time such obligations are required to be performed.

          (d) Except as described in the Seller Disclosure Schedule, SPS has not provided any warranties, express or implied, with respect to Rdb Products. SPS does not, in its standard license terms, provide warranties with respect to Rdb Products for a period greater than one (1) year.

     SECTION 2.8 Financial Information. Seller has delivered to Buyer the financial information included in the Seller Disclosure Schedule (the "FINANCIAL INFORMATION"). The Financial Information was derived from Seller's books and records as maintained by Seller in the ordinary course of business and the Financial Information fairly presents the information it purports to represent for the periods indicated. All support and service revenue of the Business for the fiscal year ended June 30, 1994, as set forth in the Financial Information, was generated by SPS. Support and service revenues attributable to the provision of support and service by SPS pursuant to support agreements with Governmental Entities represents less than thirty percent (30%) of the support and service revenue of the Business for the fiscal year ended June 30, 1994, as set forth in the Financial Information.

     SECTION 2.9 Intellectual Property. The Assets other than the server, desktop and other computer equipment, the rights under the Transferred Agreements, and the books and records included in the Assets (the "INTELLECTUAL PROPERTY ASSETS"), do not infringe any patent, trade name, trademark, copyright, trade secret or any other intellectual property right of any Person, without the necessity of relying upon any license held by Seller or any Seller Subsidiary to any such intellectual property right of any Person. There is no pending or threatened claim by Seller against any Person for infringement, misuse or misappropriation of any Intellectual Property Assets. Neither Seller nor any Seller Subsidiary is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright, trade secret or other intellectual property rights, with respect to the use thereof or in connection with the conduct of its business or otherwise, in each case arising out of the operations of the Business or with respect to the Intellectual Property Assets and the Transferred Agreements. Seller has no pending applications or current registrations with the Patent and Trademark Office or any corresponding United States state authority. Seller owns or has all necessary rights to use all trade secrets, including know-how, inventions, designs, processes, and technical data required for the development, operation, license and sale of all products and services sold or licensed or proposed to be sold or licensed by Seller as part of the Business and the Assets, except to the extent that the failure to own or have rights to such trade secrets would not have a material adverse effect on the Business or Assets. All of the Intellectual Property Assets are owned by Seller free and clear of any rights or claims of any former employees, consultants, officers and directors of Seller or any Seller Subsidiary and former employers of all current and former employees, consultants, officers and directors of Seller or any Seller Subsidiary. Seller has adhered to its standard confidentiality provisions to protect the secrecy and confidentiality of the Intellectual Property Assets and the Transferred Agreements. The source code for the Rdb Products and the Rdb Tools constitute trade secrets of Seller that are presently valid and protectable, and are not part of the public knowledge or literature. All taxes and fees, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property Assets, due and payable on or before the Closing Date, have been paid by Seller or will be paid by Seller within three (3) months after the Closing.

     SECTION 2.10 Employees.

          (a) All employees, consultants, officers, directors and shareholders of Seller or any Seller Subsidiary that have had access to any material portion of the Assets are parties to a written agreement ("PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT"), under which each such person or entity (i) is obligated to disclose and transfer to Seller or any Seller Subsidiary, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller or any Seller Subsidiary, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller or any Seller Subsidiary may be concerned, or relate to or are connected with the business, products or projects of Seller or any Seller Subsidiary, or involve the use of the time, material or facilities of Seller or any Seller Subsidiary, and (ii) is obligated to maintain the confidentiality of proprietary information of the Seller or any Seller Subsidiary. To Seller's knowledge, none of Seller's or any Seller Subsidiary's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to use their best efforts to promote the interests of Seller in the Business or that would conflict with the Business. To Seller's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in the Business nor will Seller utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller or any Seller Subsidiary, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller or any Seller Subsidiary, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restriction to which any such persons or entity is a party or to which any of such assets or rights may be subject, except to the extent that such utilizations would not have a material adverse effect on the Business or Assets. None of Seller's or any Seller Subsidiary's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the business as conducted of such previous employer which has resulted in Seller's or any Seller Subsidiary's access to or use of such proprietary items in the Business, and Seller and each Seller Subsidiary will not gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a material adverse effect on the Business or Assets.

          (b) Seller will furnish, as soon as practicable after the date of this Agreement, and in any event prior to Closing, Buyer with the information specified in Section 5.1 with respect to all Employees (as defined in Section 5.1 below).

          (c) Except for the Proprietary Information and Inventions Agreements, there are no written or oral contracts of employment between Seller and any Employee.

          (d) Except as contemplated under this Agreement, Seller is not aware that any Employee intends to terminate his or her employment with Seller, nor does Seller have a present intention to terminate the employment of any Employee.

     SECTION 2.11 Licenses and Permits. Each of Seller and each Seller Subsidiary does not hold, and is not required by any applicable law or regulation of any Governmental Entity to hold, any governmental licenses, registrations, permits or authorizations pertaining to the Assets or the conduct of the Business.

     SECTION 2.12 Taxes. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, for which Buyer could become liable as a result of acquiring the Business or the Assets or which could result in a lien on or charge against the Assets (collectively, "TAXES") have been or will be paid for all periods (or portions thereof) prior to the due dates thereof. Seller and any other person required to file returns or reports of Taxes has duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Assets. Seller has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller's knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. No agreement or arrangement regarding compensation of any employee providing services to the Business provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     SECTION 2.13 Employee Benefit and Compensation Plans. Except as provided in Sections 5.3 and 5.4, Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all incentive compensation plans, bonus plans, pension and retirement plans, profit-sharing plans (including, any profit-sharing plan with a cash-or-deferred arrangement subject to Section 401(k) of the Code (a "401(K) PLAN")) stock purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified" under the Code, or to any employee as a result of termination of employment by Seller as contemplated by this Agreement. Neither Seller nor any Seller Subsidiary has, with respect to any employee employed in the Business, maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreement covering any employees employed in the Business, and Seller knows of no effort to organize such employees as a part of any collective bargaining unit.

     SECTION 2.14 Compliance with Law. The operation of the Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

     SECTION 2.15 Litigation; Other Claims.

          (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller or any Seller Subsidiary relating to the Business, the employees of the Business or the Assets which are currently pending or, to Seller's knowledge, threatened, at law or in equity or before or by any Governmental Entity; and

          (b) There are no grievances or arbitrations, no threatened or actual strikes or work stoppages, and no collective bargaining agreement currently open to bargaining relating to Seller's employees who are employed in the Business.

     SECTION 2.16 Product Liability. There are no claims, actions, suits, inquiries, proceedings or investigations pending or threatened by or, to Seller's knowledge, against Seller or any Seller Subsidiary relating to any of the Assets containing allegations that the Assets are defective or were improperly designed or manufactured or improperly labeled.

     SECTION 2.17 Environmental.

          (a) Seller's operation of the Business and ownership of the Assets are, and have been, in compliance in all material respects with all applicable environmental laws, permit requirements, use restrictions, and waste control requirements, and no releases of any hazardous substance requiring notification to a Governmental Entity have occurred on or in the vicinity of any of the Assets or the Facilities; and no hazardous substances are used on or in the vicinity of any of the Assets or the Facilities, except in compliance in all material respects with applicable law. There is no environmental action, suit, proceeding or investigation pending, or, to Seller's knowledge, threatened against or affecting any of the Assets or the Facilities which could materially and adversely affect the Business or the Assets or the Facilities, and no governmental entity has served upon Seller any notice claiming any outstanding violation of any environmental statute, ordinance or regulation or noting the need for any repair or redemption with respect to the Assets or the Facilities, requesting data or access, requiring testing or other investigation relating to environmental conditions, or requiring any change in the Assets or the Facilities or in Seller's means or methods of conducting the Business.

          (b) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any substance which is listed or otherwise defined as "hazardous" or "toxic" under applicable law; as well as any petroleum product or nuclear materials; and the term "APPLICABLE LAW" as used in this
     Section 2.17 shall include any local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials.

     SECTION 2.18 Defaults. Neither Seller nor any Seller Subsidiary is in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could materially adversely affect the Business or any of the Assets. There does not exist any default by Seller or, to the knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement (including, without limitation, any of the Transferred Agreements) entered into by Seller or any Seller Subsidiary as part of the operations of the Business which could materially and adversely affect the Business or the Assets, and no notices of breach thereof have been received by Seller or any Seller Subsidiary.

     SECTION 2.19 Tangible Property. Schedule 1.1(k) attached to this Agreement is a schedule identifying substantially all, and Schedule 1.1(k) as revised by Seller pursuant to Section 1.1(k) shall be a complete and accurate schedule identifying, the server, desktop, and other computer equipment owned by, in the possession of, or used by Seller and each Seller Subsidiary in connection with the Business. The property listed in Schedule 1.1(k) constitutes substantially all such tangible personal property necessary for the conduct by Seller or any Seller Subsidiary of the Business as now conducted. No inventories of Rdb Products or server, desktop, or other computer equipment to be transferred to Buyer is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement (other than the license of the software, if any, contained therein), or is located other than in the possession of Seller on its premises.

     SECTION 2.20 Business. From June 30, 1994 to the date of this Agreement, there has not been any material adverse change in the Business, or in the condition, financial or otherwise, of the Business, or in the Assets, or any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the Business or the Assets. As of the Closing Date, there shall have been (i) no material adverse change in Seller's ability to operate the Business on the Closing Date as compared with such ability on the date of this Agreement (other than any change arising out of the loss of employees by the Business), (ii) no decline in excess of 50% of revenues of Rdb Products from September 1, 1994 through the most recent month end prior to the Closing Date, as compared with the corresponding period in Seller's 1994 fiscal year; and (iii) no decline in excess of 15% in support revenues of Rdb Products (including revenue from support renewals for all customers) from September 1, 1994 through the most recent month end prior to the Closing Date as compared with the corresponding period in Seller's 1994 fiscal year.

     SECTION 2.21 Full Disclosure. Seller is not aware of any facts pertaining to the Assets which it believes affect the Business or the Assets in a material adverse manner or which are likely in the future to affect the Business or the Assets in a material adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or certificate being entered into or delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     SECTION 2.22 Brokers and Finders. Neither Seller nor any of Seller's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement, except that Seller has retained CS First Boston to assist it in connection with the transactions contemplated hereby and shall be responsible for payment of the fees and expenses of CS First Boston.

     SECTION 2.23 Fair Consideration; No Fraudulent Conveyance. The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration, and Seller is not now insolvent and Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Asserts in the hands of Buyer after the Closing.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     SECTION 3.1 Organization. Buyer is a corporation duly formed and validly existing under the laws of California, and has full corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

     SECTION 3.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

     SECTION 3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

     SECTION 3.4 Consent and Approvals. Except for approvals under the HSR Act and Foreign Filings, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated herein or therein.

     SECTION 3.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles or bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the business or assets of Buyer or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, where such violation would have a material adverse effect on the business or assets of Buyer, except for any approvals arising out of the HSR Act or the Foreign Filings.

     SECTION 3.6 Brokers and Finders. Neither Buyer nor any of Buyer's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1 Access to Information.

          (i) Prior to the Closing, Seller will permit Buyer to make a full and complete investigation of the Assets and to receive from Seller and each Seller Subsidiary all information of Seller relating to the Assets or reasonably related to Seller's conduct of the Business, subject to applicable confidentiality and nondisclosure provisions. Without limitation on this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller and each Seller Subsidiary relating to the Assets or reasonably related to Seller's conduct of the Business (collectively, the "RDB INFORMATION") and, with Seller's consent, not to be unreasonably withheld, allow Buyer and any such representatives to make copies thereof.

          (ii) (a) Without limitation of the rights set forth in (i) above, Seller and Buyer shall jointly appoint a nationally recognized accounting firm mutually acceptable to both parties (the "ACCOUNTANTS"), to have full access during normal business hours, at a mutually agreeable location or locations arranged in advance, to the Rdb Information, and, with Seller's consent, not to be unreasonably withheld, to make copies thereof. The fees and expenses of the Accountants shall be shared equally between Buyer and Seller.

          The purpose of such access shall be to verify the accuracy of the Financial Information. Seller and Buyer agree to instruct the Accountants to use their best efforts to conclude the review during the sixty (60) day period subsequent to the commencement of such review.

          Buyer and Seller will cause the Accountants to commence the review as soon as practicable but no later than February 1, 1995. Seller agrees to cooperate with the Accountants in conducting such review. The determination by the Accountants of the accuracy of the Financial Information shall be made in accordance with generally accepted accounting principles, and with the understanding that a proration of net revenues to the Rdb Products and services shall occur in bundled contracts, and shall include a determination as to the reasonableness of the proration to the Rdb Products and services revenues associated with the bundled contracts. The determination by the Accountants shall be binding on both Buyer and Seller.

             (b) The review conducted by the Accountants shall be limited to verifying the accuracy of the Financial Information. If mutually agreed upon by both Buyer and Seller, such review may also be limited to specified procedures.

             (c) If the review of the Financial Information reveals that the license or service revenue included in the Financial Information varies from the license or service revenue amounts determined by the Accountants, the Purchase Price will be adjusted as follows ("Adjusted Purchase Price"):

                (1) Revised service revenues for the Rdb Products for the period July 1, 1993 to June 30, 1994 shall be determined. If the resulting figure is below $39.7 million, the difference between $39.7 million and the resulting figure shall be calculated, and the Service Deduction shall be calculated to be the difference multiplied by a factor of 2.0. If the resulting figure is $39.7 million or above, no adjustment to the Purchase Price shall be made under this subparagraph.

                (2) Revised license revenues for Rdb Products for the period July 1, 1993 to June 30, 1994 shall be determined. If the resulting figure is below $73.9 million, the difference between $73.9 million and the resulting figure shall be calculated, and the License Deduction shall be calculated to be the difference multiplied by a factor of 0.4. If the resulting figure is $73.9 million or above, the difference between $73.9 million and the resulting figure shall be calculated, then the License Addition shall be calculated to be the difference multiplied by a factor of 0.4, which amount shall be applied only to offset any reduction in the Purchase Price resulting pursuant to subparagraph (3) below, but only to the extent that such increase to the license revenue amount was due to a determination by the Accountants that previously recognized Rdb Products services revenues should instead have been recognized as license revenues. Seller agrees that a determination that license revenues were understated due to a misallocation of contract amounts between Rdb Products and non Rdb Products shall not result in an offset to any reductions to the Purchase Price.

                (3) The Adjusted Purchase Price shall be calculated by the Accountants according to the following formula:

                    (i) $108 million, less

                    (ii) the sum of the Service Deduction described in
               subparagraph (1) above, plus the License Deduction described in subparagraph (2) above, such sum reduced by $500,000 (but in no event shall this subparagraph be less than $0); plus

                    (iii) the License Addition described in subparagraph (2)
               above reduced by $500,000 (but in no event shall this subparagraph be less than $0).

             In no event shall the final Purchase Price be greater than $108 million.

             (d) Within ten (10) days after the determination of the adjusted Purchase Price by the Accountants, Seller shall pay to Buyer the amount of any adjustments to the Purchase Price as determined in subparagraph
        (c) above.

             (e) If the Adjusted Purchase Price is equal to or less than $86.4 million, the Purchase Price shall not be adjusted as provided in paragraphs (a) through (d) above. In lieu thereof, the parties shall select a mutually acceptable nationally recognized firm of valuation experts with experience in the computer and software industry ("VALUATION EXPERT"). The Valuation Expert shall have complete access to the Rdb Information, including the Accountants findings, and shall make a determination of the fair market value of the Rdb Products Business as of the Closing Date, which shall not exceed $108 million. Such determination shall be final and binding on Buyer and Seller. If the Valuation Expert's determination of fair market value is less than the Purchase Price previously paid by Buyer, Seller shall remit the difference to Buyer.

     SECTION 4.2 Third Party Consents. Seller and Buyer shall use reasonable efforts to obtain, within the applicable time periods required, all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary or desirable in connection with the transactions contemplated by this Agreement.

     SECTION 4.3 Certain Notifications. At all times prior to the Closing, Seller shall promptly notify Buyer in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Article VI hereof.

     SECTION 4.4 Reasonable Efforts. The parties shall use commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by each of them, (ii) to cause to be performed all of the matters required of each of them at the Closing and (iii) without the obligation to incur any material financial obligation, to cause the Transferred Agreements to be assigned to Buyer. Notwithstanding the other terms of this Agreement, neither Buyer nor Seller shall be obligated to take any actions suggested or required by any Governmental Entity to enable the parties to consummate the transactions contemplated hereby, other than making all required filings (other than such filings that would be required to obtain the consent of any Governmental Entity to the subcontracting of support services by Seller to Buyer under the terms of a contract between Seller and such Governmental Entity) and providing information requested by any Governmental Entity.

     SECTION 4.5 Seller's Conduct of Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees employed in the Business, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with the Business. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing Date Seller:

          (a) will not create, incur or assume any obligation which would in any material way adversely affect the Assets or Buyer's ability to conduct the Business in substantially the same manner and condition as conducted by Seller and the Seller Subsidiaries on the date of this Agreement;

          (b) will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any Employee, except as contemplated in Section 5.4 below;

          (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business;

          (d) will not sell, dispose of or encumber any of the Assets or license any Assets to any Person except object code licenses on a non-exclusive basis to users of Seller's hardware for use only on a single system;

          (e) will not enter into any agreements or commitments relating to the Business, except commercially reasonable agreements or commitments entered into in the ordinary course of business;

          (f) will comply in all material respects with all laws and regulations applicable to the Business;

          (g) will not enter into any agreement involving the exclusive distribution of any of the Assets;

          (h) as provided in Article V, will use reasonable efforts to assist Buyer in employing after the Closing Date the Employees, including without limitation by implementation of the Employee Incentive Program as described in Article V, and will not (and will cause its subsidiaries not to) solicit such employees to remain in the employ of Seller after the Closing Date;

          (i) will not change or announce any change to the Rdb Products except with Buyer's written consent or at Buyer's request; and

          (j) will not expand the use of Rdb Products and Rdb Tools within the organization of Seller and the Seller Subsidiaries, other than in the ordinary course of business, consistent with past practice.

     SECTION 4.6 Buyer's Source Code Escrow. Within ten (10) days after written request provided by Seller to Buyer at any time after thirty (30) days after the Closing, Buyer shall transfer the source code for the Rdb Products to an escrow agent, and shall for the period ending seven (7) years after the Closing Date maintain such code in such escrow agent's possession, for the purpose of enabling Seller to fulfill its support obligations in the event of a material breach by Buyer of its support obligations under the Support Agreement. The terms and conditions of such escrow shall be as set forth in the Escrow Agreement attached to this Agreement as EXHIBIT K. The escrow agent shall be the escrow agent that currently acts as an escrow agent for certain of Buyer's products and the fees and expenses of the escrow agent with respect to such escrow shall be borne by Buyer. In connection with the transfer of the source code for the Rdb Products to an escrow agent following the Closing, Buyer agrees to execute and deliver to Seller the Certificate Regarding Duplication of Source Code for Escrow attached hereto as Schedule 4.6 (the "Certificate") at the time the source code is transferred to the escrow agent. In the event that the source code transfer to the escrow agent occurs more than one hundred (100) days after Closing, Buyer may delete paragraph 5 of the Certificate.

     SECTION 4.7 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal, concerning the sale of the Business, or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of the Business.

     SECTION 4.8 Non-Competition Agreement.

          (a) For a period of five (5) years after the Closing Date, Seller shall not, individually or jointly, alone or with others, engage, or permit any affiliate to engage, directly or indirectly, anywhere in the world (the "PROTECTED TERRITORY"), in (i) developing, with an intent to market, any general purpose database product, (ii) acquiring, with an intent to market, a general purpose database product, or (iii) publicly disclosing any intent to develop a general purpose database product, except in each case with the prior written consent of Buyer. For this purpose, "GENERAL PURPOSE DATABASE PRODUCT" shall mean any database product substantially similar in use to the Rdb Products and the Oracle 7 database product existing as of the date of this Agreement (other than products owned by Seller that are currently on Seller's price list and commercially available in the form in which such products exist on the Closing Date or as modified or enhanced thereafter, other than a fundamental redesign in architecture or marketing of the product). Notwithstanding the foregoing, Seller may (i) purchase non-exclusive object code licenses to general purpose database products for purposes of internal use by Seller and its affiliates, and (ii) enter into non-exclusive marketing arrangements, such as cooperative marketing programs and other reseller or distribution arrangements, with suppliers of general purpose database products, to offer general purpose database products either alone or as part of other products. Except as permitted in the prior sentence, Seller shall not market general purpose database products during the five (5) year period after the Closing Date.

          (b) Seller and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if Seller violates any of its agreements under this Section 4.8, that Buyer may be without an adequate legal remedy if Seller violates the provisions of this Section 4.8, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, Seller and Buyer agree that in the event of any violation by Seller of this
     Section 4.8, Buyer shall be entitled (i) to recover from Seller monetary damages, (ii) if pursuant to an order by a court of competent jurisdiction, without prejudice to Seller's right to contest Buyer's petition seeking equitable relief, to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

          (c) Seller and Buyer intend that the covenants contained in Section 4.8(a) shall be construed as a series of separate covenants, one for each county, city and state or other political subdivision of the

     Protected Territory. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any other provision of this Agreement is held to be invalid or unenforceable by judicial order for any reason, such action shall not affect the enforceability of the remaining provisions hereof and, without limiting the foregoing, any such holdings shall in no event preclude Buyer from enforcing the provisions hereof for such term, in such territory and to such extent not inconsistent with or prohibited by said judicial order. If the provisions of this Section 4.8 should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

     SECTION 4.9 Tax Returns. Seller shall, to the extent that failure to do so could adversely affect the Business or the Assets following Closing, (a) continue to file within the time period for filing all returns and reports relating to Taxes required to be filed by Seller, and such returns and reports shall be true, correct and complete, and (b) be responsible for and pay when due any and all Taxes attributable to, levied or imposed upon (i) the Assets or the Business for periods (or portions thereof) ending on or prior to the Closing, and (ii) the operations of the Seller.

     SECTION 4.10 Post-Closing Access to Information. If, after the Closing Date, in order properly to operate the Business or prepare documents or reports required to be filed with Governmental Entities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's or any Seller Subsidiary's possession relating to the Assets or the Business, Seller agrees to reasonably cooperate with Buyer in obtaining or furnishing such information. Buyer shall reimburse Seller (following receipt of an invoice and appropriate documentation) for the reasonable out-of-pocket expenses incurred by Seller in obtaining or furnishing such information. In the event that Seller is required to devote more than twenty-five (25) person-hours to any single effort to obtain and furnish such information, filing with a Governmental Entity or project pertaining to Buyer's financial statements (each a "PROJECT"), Buyer shall make its own personnel available to conduct such Project; if it is not practicable, in Seller's discretion, to use Buyer's personnel, Buyer shall reimburse Seller (following receipt of an invoice and appropriate documentation) for the reasonable expenses incurred by Seller in conducting such Project, including costs of using Seller's personnel or outside services. Such information shall include, without limitation, all agreements between Seller or any Seller Subsidiary and any Person relating to the Business. Seller agrees to furnish to Buyer, upon Buyer's request made within six (6) months after the Closing Date, any and all information and records available as of the date of this Agreement regarding its business and operations which are not transferred to Buyer pursuant to this Agreement necessary to permit Buyer to calculate the availability to it of tax credits for increasing research activities under
Section 41 of the Code. Seller shall maintain and make available (a) contracts or agreements in effect on the date of this Agreement until the earlier of (i) three (3) years after the expiration date of such contract or agreement or (ii) ten (10) years after the Closing Date and (b) the other information and records specified in this Section 4.10 in the ordinary course of Seller's business, as if the transactions contemplated by this Agreement had not occurred.

     SECTION 4.11 Post-Closing Cooperation. Seller agrees that, if requested by Buyer, it will cooperate with Buyer in enforcing the terms of any agreements between Seller and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's or any Seller Subsidiary's name, provided that Seller shall be entitled to participate in such proceedings, all at Buyer's expense.

     SECTION 4.12 Termination of Certain Agreements. Unless otherwise requested in writing by Buyer, Seller shall terminate, and shall cause each Seller Subsidiary to terminate, on or before the Closing Date any agreements or arrangements between Seller or any Seller Subsidiary and any Person in which such Person has the exclusive right to sublicense, sell or distribute any of the Rdb Products. In the event that, notwithstanding the prior sentence, Seller has not terminated any such agreements or arrangements as of the Closing Date, Seller agrees to terminate, and shall cause each Seller Subsidiary to terminate, on or before the thirtieth day after the Closing Date, all such agreements or arrangements. In addition, in the event any such agreements or arrangements continue after the Closing Date to conflict with Buyer's rights under the Digital Reseller Agreement (the form of such is attached as EXHIBIT G hereto), Seller agrees to cure such conflict prior to the thirtieth day after the Closing Date by obtaining all necessary written approvals or acknowledgements of third parties (other than Buyer). On the thirtieth day after the Closing Date Seller shall deliver to Buyer (i) a certificate of an authorized officer of Seller in which such officer certifies to Seller's compliance with this Section 4.12, and (ii) an opinion of Seller's Assistant General Counsel confirming compliance with this
Section 4.12.

     SECTION 4.13 Post-Closing Distribution of Rdb Products. Following the Closing, neither Seller, nor any Seller Subsidiary, nor any distributor or reseller authorized by Seller to promote, market, reproduce, sublicense or distribute any products shall have the right to, or shall, promote, market, reproduce, sublicense or distribute Rdb Products except pursuant to the terms of the Oracle Reseller Agreement. Following the Closing, any transfer of a license granted prior to the Closing to use Rdb Products between Seller-designated tiers within a hardware architecture or to a different hardware architecture will require a new license which, if granted by Seller or any distributor or reseller authorized by Seller, shall be granted pursuant to the terms of the Oracle Reseller Agreement. After the Closing Date, neither Seller, nor any Seller Subsidiary, nor any Person who has been granted license rights to the Rdb Products or Rdb Tools from Seller or any Seller Subsidiary shall be entitled to receive support services or any copy, update or new version of the Rdb Products or Rdb Tools except pursuant to the Support Agreement and the underlying support arrangement with Seller or the Oracle Reseller Agreement or pursuant to any other written agreement with Buyer.

     SECTION 4.14 No Post-Closing Retention of Assets. Immediately after the Closing, Seller shall deliver to Buyer or destroy copies of Assets in Seller's or any Seller Subsidiary's possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (i) Seller is entitled to possess such copies to the extent permitted by the License Agreement or the Oracle Reseller Agreement, and (ii) Seller may retain and use copies of financial books and records relating to the Business.

     SECTION 4.15 Public Announcements. On and prior to the Closing Date, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated herein. Neither Buyer or Seller will make any public disclosure prior to the Closing Date or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; provided, however, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity or prevent Buyer or Seller from issuing any release when it believes in its sole discretion it is legally required to do so.

     SECTION 4.16 No Implied License.

          (a) Nothing set forth in this Agreement or the exhibits or schedules hereto or in any other agreement or document delivered or executed pursuant to this Agreement or any other document or agreement contemplated hereby or in connection with the transactions contemplated hereby or thereby shall confer upon Buyer any implied license to use any intellectual property rights of Seller not specifically granted, assigned or licensed to Buyer pursuant to this Agreement or such other documents or agreements.

          (b) After the Closing, Buyer shall have the right to sell existing inventory and to use existing packaging, labeling, containers, advertising materials, brochures, technical data sheets and documentation and any similar materials acquired pursuant to Section 1, which bear any of Seller's trade names, trademarks or service marks that are not conveyed to Buyer pursuant to Section 1(d) or Section 1(e) hereof until the earlier of
     (i) twelve (12) months after the Closing Date or (ii) the date existing stocks of such materials are exhausted. Buyer shall comply in all material respects with all applicable laws or regulations in any use of packaging or labeling bearing Seller's marks.

     SECTION 4.17 Foreign Filings. Within seven (7) days after the date of this Agreement, Buyer shall deliver to Seller a list (the "INITIAL LIST") of the foreign countries in which Buyer believes it is required or recommended that filings be made with Governmental Entities with respect to the transactions contemplated by this Agreement. Within fourteen (14) days after the date of this Agreement, Buyer shall deliver to Seller a list of those foreign countries included in the Initial List in which such filings (the "FOREIGN FILINGS") shall be made. Seller and Buyer shall cooperate to make the Foreign Filings as promptly as practicable.

     SECTION 4.18 Customer Lists. Seller agrees to use reasonable efforts during the ninety (90) day period following the Closing Date to provide to Buyer and supplement with all reasonably available information all customer lists specific to the Rdb Products or the service and support of Rdb Products or Rdb Tools to the extent such information is not provided to Buyer at Closing.

     SECTION 4.19 Trademarks. Buyer agrees not to register any of the trademarks, service marks or trade names set forth in Schedule 1.1(e) during the ninety day period following the Closing Date.

                                   ARTICLE V

                                EMPLOYEE MATTERS

     SECTION 5.1 Offers of Employment. Schedule 5.1 attached to this Agreement sets forth a list of the employees of Seller currently employed in the Business to whom Buyer has offered or to whom Buyer shall offer employment with Buyer after the Closing Date (the "EMPLOYEES"). As soon as practicable after the date of this Agreement and in any event prior to Closing, Seller will deliver to Buyer a list setting forth the names, home addresses, compensation levels and job titles of all Employees; provided, however, that with respect to Employees located outside the United States, Seller shall not be required to provide Buyer with such information in violation of applicable laws, regulations, employment agreements or restrictions under agreements with trade associations or workers' councils. Following delivery of such list and prior to the Closing, Buyer shall have the right to contact Employees (without consent of country managers or other personnel of Seller or any Seller Subsidiary) for the purposes of making offers of employment with Buyer after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Buyer shall hire all Employees to whom it has made an offer of employment in accordance with this Section 5.1 and who accept such offer in the manner and within the time frame specified by Buyer. Each such Employee who is employed by Seller or any Seller Subsidiary on the Closing Date and who actually transfers to employment with Buyer after the Closing Date is hereafter referred to as a "TRANSFERRED EMPLOYEE." The employment of the Transferred Employees by Seller or any relevant Seller Subsidiary shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date, except as to those Transferred Employees who are on disability leave of less than twenty-six (26) weeks authorized leave of absence or military service as of the Closing Date, in which case such Transferred Employees shall remain employees of Seller or the relevant Seller Subsidiary until, and will commence employment with Buyer as of, 12:01 a.m. on the date they return to active employment. Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. The terms of employment with Buyer shall be as mutually agreed to between each Transferred Employee and Buyer, subject to the succeeding provisions of this
Article V. Between the date of this Agreement and the Closing Date, Seller or the relevant Seller Subsidiary will provide each Employee with the same level of compensation as that being offered by Buyer to such Employee, unless prohibited by applicable laws, regulations, employment agreements or restrictions under agreements with trade associations or workers' councils.

     SECTION 5.2 Non-Solicitation by Seller and Other Matters. Seller shall not offer and shall cause its subsidiaries to not offer employment with Seller or any such subsidiary before or after the Closing Date to any Employee for the period from the date of this Agreement until one (1) year after the Closing Date. Seller and the Seller Subsidiaries agree to use reasonable efforts to (a) retain the Employees in the Business until the Closing Date, and (b) assist Buyer in securing the continued employment of the Employees in the Business by Buyer after the Closing Date; provided that Seller shall not be required under this Section 5.2 to incur financial obligations not otherwise required pursuant to this Agreement, other than immaterial financial obligations. Neither Seller nor any Seller Subsidiary shall transfer any Employee to employment with Seller or any Seller Subsidiary outside of the Business prior to the Closing Date. Seller shall notify Buyer promptly if, notwithstanding clause (a), any Employee terminates employment with Seller or any Seller Subsidiary after the date of this Agreement but prior to the Closing Date.

     SECTION 5.3 Compensation and Benefits of Transferred Employees.

          (a) Immediately after Closing, Transferred Employees shall receive, within Buyer's standard compensation plans, compensation substantially comparable to the levels received prior to the Closing Date from Seller or any Seller Subsidiary. Transferred Employees shall receive standard Buyer employee benefits for employees of comparable status. Coverage for Transferred Employees under Buyer's benefit plans and programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service (including time during approved leaves of absences of less than twenty-six (26) weeks) with Seller or any Seller Subsidiary for purposes of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs (including, without limitation, Buyer's 401(k) Plan), unless otherwise prohibited by law or the terms of any of Buyer's benefit plans and programs that cannot be amended by action of the Board of Directors of Buyer alone, and without limitations on coverage for pre-existing conditions, waiting period or proof of insurability (except that proof of insurability may be required for life insurance coverage exceeding $750,000).

          (b) In the event that any Transferred Employee is terminated by Buyer without Cause within six (6) months after the Closing Date, Buyer shall make severance payments to such Transferred Employee equal to two (2) weeks' pay plus one additional week of pay for each full year of service to Seller or any Seller Subsidiary and Buyer in excess of one (1) year.

          (c) Buyer will provide relocation benefits consistent with its normal employment practices for those Transferred Employees whom Buyer determines in its sole discretion to relocate to satisfy business requirements.

          (d) Seller or the relevant Seller Subsidiary shall pay at the Closing to each Transferred Employee an amount equal to such Transferred Employee's accrued vacation with Seller or any Seller Subsidiary.

          (e) Buyer shall request that its medical and dental plan providers give credit for calendar year 1994, at no cost to Buyer or the Transferred Employee, for deductibles satisfied during calendar year 1994 by the Transferred Employee or his or her covered dependents under the medical and dental plans of Seller or any Seller Subsidiary in which such individuals were enrolled.

     SECTION 5.4 Employee Incentive Program.

          (a) Each Employee who continues to be employed in the Business by Seller, any Seller Subsidiary or Buyer at all times during the six-month period commencing August 29, 1994 and ending on February 28, 1995 (the "BONUS PERIOD") shall receive bonuses in accordance with the terms of this
     Section 5.4 (the "EMPLOYEE INCENTIVE PROGRAM"). Seller shall accrue during the Bonus Period as a pool for the payment of bonuses amounts equal to 12% of the base salary earned by each Employee who remains an employee of Seller or any Seller Subsidiary. The pool will be divided into two components: (i) a General Pool equal to two-thirds of the total pool, and
     (ii) a Discretionary Pool equal to one-third of the total pool. Buyer and Seller agree that, with the mutual written consent of Buyer and Seller, additional employees of Seller can be added to the Employees compensated under the Employee Incentive Program, and such employees shall be compensated under the Employee Incentive Program on a pro-rated basis based on the amount of the six-month period in which any such employee provides services to the Business.

          (b) On March 31, 1995, each Employee who is still employed in the Business on that date will receive a bonus from the General Pool equal to 8% of such Employee's base salary for the Bonus Period. The Discretionary Pool also will be distributed on that date to selected key Employees based on their overall contributions to the Business, as determined jointly by Seller and Buyer, if the Closing has not occurred, or by Buyer if the Closing has occurred.

          (c) If the Closing Date occurs before March 31, 1995, then Buyer shall pay the bonuses referred to in Section 5.4(b). If the Closing Date has not occurred prior to March 31, 1995, then Seller shall pay such bonuses and Buyer will reimburse Seller at the Closing Date for the amount of the bonuses. Buyer shall have no obligation to reimburse Seller for such bonuses if the Agreement terminates prior to Closing in accordance with
     Section 9.1. If Buyer terminates a Transferred Employee after the Closing Date but prior to February 28, 1995, then such Transferred Employee will receive on March 31, 1995 a pro-rated portion of the bonus he or she would have received from the General Pool on March 31, 1995 equal to the amount of the bonus that would have been received on that date multiplied by a fraction, the numerator of which is the number of days after August 29, 1994 that such Transferred Employee was employed in the Business and the denominator of which is 184.

     SECTION 5.5 Other Employees of the Business. With respect to each employee of the Business as of the Closing Date who is not a Transferred Employee (each a "NON-TRANSFERRED EMPLOYEE"), Seller agrees to either terminate such Non-Transferred Employee's employment with Seller or any Seller Subsidiary prior to the Closing Date or offer such Non-Transferred Employee continued employment with Seller or any Seller Subsidiary other than in the Business. Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing.

     SECTION 5.6 No Right to Continued Employment or Benefits. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued employment (or resumed employment) with Seller, any Seller Subsidiary or Buyer or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, any Seller Subsidiary or Buyer. Except as otherwise expressly provided, Buyer is under no obligation to hire any employee of Seller or any Seller Subsidiary, provide any Employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

     SECTION 5.7 No Solicitation or Hire by Buyer. In the event that the Agreement terminates prior to Closing for any of the reasons specified in
Section 9.1, then the restrictions imposed by this Section 5.7 shall apply to Buyer for the six-month period commencing with the date of such termination.

          (a) Buyer will not actively solicit during such six-month period any Person who is listed on Schedule 5.7(a) hereto (the "RESTRICTED PERSONS") for employment with Buyer or any of its affiliates. For purposes of this
     Section 5.7, the term "actively solicit" shall not include the following activities by Buyer: (i) advertising for employment in any newspaper, trade journal or other publication available for general distribution to the public; (ii) participation in any hiring fair or similar event open to the public not targeted at Seller's employees; (iii) use of recruiting or employee search firms that have been instructed by Buyer not to target employees of the Business; and (iv) negotiating with and/or offering employment to any Restricted Person who initially contacts Buyer or one of its affiliates or who engages in discussions with Buyer or one of its affiliates as a result of any of the activities included in clauses
     (i)-(iii). Buyer may employ any Restricted Person provided that neither it nor any of its affiliates has actively solicited such Restricted Person in contravention of this Section 5.7.

          (b) Buyer will not hire in the aggregate more than forty-two (42) Restricted Persons in Buyer's domestic operations during such six-month period.

          (c) The restrictions set forth in subsections (a) and (b) of this
     Section 5.7 shall not apply in the case of a Person who has terminated employment with Seller prior to being solicited for employment or being hired by Buyer or an affiliate of Buyer.

                                   ARTICLE VI

                       CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

     SECTION 6.1 Representations and Warranties True; Performance; Certificate.

          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

          (b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and

          (c) Buyer shall have received a certificate, dated the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying that the conditions in this Article VI have been fulfilled.

     SECTION 6.2 Consents. All notices to, and declarations, filings and registrations with, and consents, approvals and waivers from, Governmental Entities required to consummate the transactions contemplated hereby (other than where such consent, approval or waiver is required from a Governmental Entity by reason of a customer contract relationship between Seller and such Governmental Entity with respect to the provision of support services and where the failure to obtain such consent, approval or waiver will not have a material adverse effect on the Assets or the Business) and all consents, approvals and waivers from third parties required under this Agreement to have been obtained prior to Closing shall have been obtained.

     SECTION 6.3 Other Agreements. Seller shall have executed and delivered each of the Agreements attached as exhibits hereto, including without limitation the agreements reflected in EXHIBITS A-K hereto, and such agreements shall remain in full force and effect.

     SECTION 6.4 No Proceeding or Litigation.

          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement, other than a statute, rule, regulation or order which requires a consent of a Governmental Entity by reason of a customer contract relationship between Seller and such Governmental Entity and where the failure to obtain such consent will not have a material adverse effect on the Assets or the Business.

          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against Seller or Buyer, or any of their respective affiliates, associates, officers or directors, seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

     SECTION 6.5 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Seller to Buyer at the Closing and all actions of Seller and Sellers' employees and shareholders required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

     SECTION 6.6 Governmental Filings. Seller and Buyer shall have made the filing required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Foreign Filings and any other required filings, other than any filings in foreign countries not involving a Foreign Filing, with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity, other than a filing in a foreign country not involving a Foreign Filing, is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

     SECTION 6.7 No Material Adverse Change. There shall have been (i) no material adverse change in Seller's ability to operate the Business on the Closing Date as compared with such ability on the date of this Agreement (other than any change arising out of the loss of employees by the Business), (ii) no decline in excess of 50% of revenues of Rdb Products from September 1, 1994 through the most recent month end prior to the Closing Date, as compared with the corresponding period in Seller's 1994 fiscal year, (iii) no decline in excess of 15% in support revenues of Rdb Products (including revenue from support renewals for all customers) from September 1, 1994 through the most recent month end prior to the Closing Date as compared with the corresponding period in Seller's 1994 fiscal year; and (iv) no decrease in excess of 25% from September 1, 1994 through the most recent month end prior to the Closing Date, as compared with the fourth quarter of Seller's 1994 fiscal year, in the weighted average revenue per product license for development licenses of the Rdb Engine product and runtime licenses of the Rdb Engine product, respectively, as determined by dividing revenues from licenses by unit sales and weighting the amount so determined by the revenues for each such type of license.

     SECTION 6.8 Opinion of Seller's Counsel. Buyer shall have received an opinion from the Assistant General Counsel of Seller, dated as of the Closing Date, conforming in form and substance to EXHIBIT L.

     SECTION 6.9 Transferred Agreements. Seller shall have obtained all necessary consents for assignment of the Transferred Agreements or, in the event that an assignment is not obtained, Seller shall have sublicensed to Buyer rights to distribute object code versions of the software that is the subject of the relevant Transferred Agreement on the terms set forth in the License Agreement.

                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law.

     SECTION 7.1 Representations and Warranties True; Performance.

          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

          (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     SECTION 7.2 Other Agreements. Buyer shall have executed and delivered each of the Agreements attached as exhibits hereto, including without limitation the agreements reflected in EXHIBITS A-K hereto, and such agreements shall remain in full force and effect.

     SECTION 7.3 No Proceeding or Litigation.

          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against Seller or Buyer, or any of their respective affiliates, associates, officers or directors, seeking to prevent the sale of the Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

     SECTION 7.4 Documents.

     This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer and Buyers' employees and shareholders required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

     SECTION 7.5 Governmental Filings. Buyer and Seller shall have made the filing required pursuant to the HSR Act, the Foreign Filings and any other required filings, other than any filings in foreign countries not involving a Foreign Filing, with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity, other than a filing in a foreign country not involving a Foreign Filing, is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

     SECTION 7.6 Opinion of Buyer's Counsel. Seller shall have received an opinion from Buyer's counsel, Venture Law Group, dated as of the Closing Date, conforming in form and substance to EXHIBIT M.

                                  ARTICLE VIII

                                INDEMNIFICATION

     SECTION 8.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article II shall survive for a period of eighteen (18) months after the Closing Date, except for claims for fraud, which shall survive indefinitely, and claims for Taxes and environmental matters, which shall survive until lapse of the applicable statute of limitations (including extensions thereof). No investigation, or knowledge acquired, by Buyer or on behalf of Buyer with respect to any breach of any representation or warranty made by Seller or any other matter shall affect Buyer's rights to indemnification pursuant to this Article VIII.

     SECTION 8.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer, each direct and indirect subsidiary of Buyer and each of their officers, directors, employees, agents, successors and assigns ("BUYER INDEMNITEES") for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal costs and expenses and interest on the amount of any Loss from the date suffered or incurred by Buyer Indemnitee) (a "LOSS") arising out of, resulting from or caused by:

          (a) Seller's breach or the inaccuracy of any of Seller's representations, warranties, covenants, or agreements in this Agreement;

          (b) any claim arising out of the termination, prior to the Closing or as contemplated by this Agreement, of employment with Seller or any Seller Subsidiary by any employee of Seller or any Seller Subsidiary; and

          (c) all liabilities or obligations, including, without limitation, those relating to Taxes, (whether known or unknown, accrued or not accrued, fixed or contingent) of Seller or any Seller Subsidiary existing at Closing and arising out of or resulting from the operation of the Business through the Closing Date; and

          (d) any failure of Seller to comply with any part of Section 4.12, including without limitation any failure to comply with the first sentence of Section 4.12, and any conflict between Buyer's rights under the Digital Reseller Agreement and any other agreement to which Seller is a party.

Seller's obligation to indemnify Buyer under this Section 8.2 shall not be limited in time or amount; provided, however, that any claim under this Section
8.2 for breach of a representation or warranty must be made prior to the eighteen month anniversary of the Closing Date; and provided further that Seller's aggregate liability for claims made solely for breaches of representations and warranties under Section 8.2(a) shall not exceed Fifty

Four Million Dollars ($54,000,000); and provided further that Seller shall have no liability under this Section 8.2 until the aggregate amount of all claims made hereunder by Buyer Indemnitees exceeds Five Hundred Thousand Dollars ($500,000), at which time Seller shall be liable for all such claims; and provided further that Seller's exclusive liability for breach of its representation under the first sentence of Section 2.9 (or any other provision of Article II that sets forth, expressly or by implication, any representation or warranty with respect to infringement of any patent, tradename, trade mark, copyright, trade secret, or any other intellectual property right of any Person) about which it had no knowledge on or prior to the Closing Date shall exist (i) only if the claim is made within ninety (90) days after the Closing Date and shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000), (ii) with respect to the trademarks, service marks and tradenames set forth in
Schedule 1.1(e), (a) only for the use of such trademarks, service marks and tradenames in a manner that is immediately preceded, within one word or as two words, by the name "Oracle" (b) only if the claimant has not previously asserted a claim against Buyer in writing with respect to Buyer's use of the name "Oracle," and (c) only if, at the time of Closing, Buyer had no knowledge of the claimant's use of a mark which, in Buyer's reasonable judgment, would infringe Buyer's prospective use of any of such trademarks, service marks and tradenames.

     SECTION 8.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, each direct and indirect subsidiary of Seller and each of their officers, directors, employees, agents, successors and assigns ("SELLER INDEMNITEES") for any and all Losses arising out of or resulting from:

          (a) a liability or obligation, including, without limitation, those relating to Taxes, (whether known or unknown, accrued or not accrued, fixed and determined or contingent) of Buyer or any direct or indirect subsidiary of Buyer to which all or any part of the Business is transferred (or, with respect to claims arising during the one-year period after the Closing Date, any other party to which Buyer may transfer all or a substantial portion of the Business) arising out of or resulting from the operation of the Business after the Closing Date, other than a liability or obligation for which any Buyer Indemnitee is entitled to indemnification from Seller pursuant to the provisions of Section 8.2(a); and

          (b) any claim arising out of the failure of Buyer to perform its obligations arising after the Closing under the Transferred Agreements. Buyer's obligation to indemnify Seller under this Section 8.3 shall not be limited in time or amount.

     SECTION 8.4 Indemnification Procedure.

          (a) Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee or Seller Indemnitee (the "INDEMNIFIED PARTY"), the Indemnified Party shall give written notice thereof (a "CLAIM") to the Seller or Buyer, respectively (the "INDEMNIFYING PARTY"). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement.

          (b) If the Claim is based on a claim of a person that is not a party to this Agreement, the Indemnifying Party shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party, within a reasonable time after receiving notice of a Claim from the Indemnified Party, fails to defend the Claim, the Indemnified Party may, at the Indemnifying Party's expense, undertake the defense of the Claim and may compromise or settle the Claim, all for the account of the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.4 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnified Party and the Indemnifying Party, for the Indemnified

     Party to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

          (c) The Indemnifying Party shall not, except with the consent of the Indemnified Party, given in its sole discretion, consent to entry of any judgment or enter into any settlement.

                                   ARTICLE IX

                                  TERMINATION

     SECTION 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written consent of Buyer and Seller;

          (b) By Buyer or the Seller, if the Closing shall not have occurred on or before February 28, 1995;

          (c) By either party, if the other party shall become subject to the jurisdiction of a court in a proceeding under Title 11 of the United States Bankruptcy Code prior to the Closing; or

          (d) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

     SECTION 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by any or all of the parties pursuant to Section
9.1 hereof, written notice thereof shall forthwith be given to each other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors, partners or affiliates), except as a result of any breach of this Agreement by any party or to the extent a party is entitled to indemnification under Article VIII.

                                   ARTICLE X

                                  DEFINITIONS

     SECTION 10.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     "CAUSE" shall mean (i) any act or failure to act in bad faith, (ii) persistent unavailability for service, habitual neglect, misconduct or dishonesty, or (iii) conviction of a crime (other than ordinary traffic violations).

     "GOVERNMENTAL ENTITY" shall mean any court, or any Federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

     "PERSON" shall mean an individual, corporation, partnership, trust or unincorporated organization or Governmental Entity.

     "RDB DATABASE ENGINEERING GROUP" shall mean Seller's engineering organizations that developed the Rdb Products.

     SECTION 10.2 Certain Other Defined Terms.

        TERM                                              DEFINED IN SECTION
        ----                                              ------------------
        Accountants.....................................  Section 4.1
        Agreement.......................................  First paragraph of Agreement
        Applicable Law..................................  Section 2.17
        Assets..........................................  Section 1.1
        Assignment and Assumption Agreement.............  Section 1.12

        TERM                                              DEFINED IN SECTION
        ----                                              ------------------
        Bonus Period....................................  Section 5.4
        Business........................................  Recitals
        Buyer...........................................  First paragraph of Agreement
        Buyer Indemnitees...............................  Section 8.2
        Buyer Subsidiary................................  Section 1.4
        Buyer Subsidiaries..............................  Section 1.4
        Claim...........................................  Section 8.4
        Closing.........................................  Section 1.11
        Closing Date....................................  Section 1.11
        Code............................................  Section 1.7
        Customer Support Materials......................  Section 1.1
        Digital Technology..............................  Section 1.1
        Documentation...................................  Section 1.1
        Employees.......................................  Section 5.1
        Employee Incentive Program......................  Section 5.4
        Employee Benefit Plan...........................  Section 1.2
        Engineering Information.........................  Section 1.1
        ERISA...........................................  Section 1.2
        Escrow Agreement................................  Section 1.4
        Facilities......................................  Section 1.8
        Financial Information...........................  Section 2.8
        Foreign Filings.................................  Section 4.17
        General Purpose Database Product................  Section 4.8
        Hazardous Substance.............................  Section 2.17
        HSR Act.........................................  Section 6.6
        Indemnified Party...............................  Section 8.4
        Indemnifying Party..............................  Section 8.4
        Initial List....................................  Section 4.17
        Intellectual Property Asset.....................  Section 2.9
        License Agreement...............................  Section 1.3
        Liens...........................................  Section 2.6
        Loss............................................  Section 8.2
        Marketing or User Materials.....................  Section 1.1
        Patent Agreement................................  Section 1.3
        Project.........................................  Section 4.10
        Protected Territory.............................  Section 4.8
        Proprietary Information and Inventions
          Agreement.....................................  Section 2.10
        Purchase Price..................................  Section 1.6
        Purchase Price Allocation Schedule..............  Section 1.7
        Rdb Information.................................  Section 4.1
        Rdb Products....................................  Section 1.1
        Rdb Tools.......................................  Section 1.1
        Restricted Person...............................  Section 5.6
        Seller..........................................  First paragraph of Agreement
        Seller Disclosure Schedule......................  Article II
        Seller Indemnitees..............................  Section 8.3
        Seller Subsidiary...............................  Section 1.2
        Seller Subsidiaries.............................  Section 1.2

        TERM                                              DEFINED IN SECTION
        ----                                              ------------------
        SPS.............................................  Section 2.7
        Support Agreement...............................  Section 1.5
        Support Customers...............................  Section 1.5
        Tangible Personal Property......................  Section 1.4
        Taxes...........................................  Section 2.12
        Transferred Agreements..........................  Section 1.1
        Transferred Employee............................  Section 5.1
        401(k) Plan.....................................  Section 2.13

                                   ARTICLE XI

                          GENERAL TERMS AND CONDITIONS

     SECTION 11.1 Notices. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized express courier, such as Federal Express, UPS or DHL, (iv) "tested" telex (a telex for which the proper answer back has been received), or (v) telefacsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 11.1, in each case addressed to the party for whom intended at the following address:

        (1)  If to Digital:

             Digital Equipment Corporation
             146 Main Street
             Maynard, Massachusetts 01754-2517
             Attention: General Counsel
             Facsimile Number: (508) 493-8786

             With a copy to:

             Daniel Cooperman, Esq.
             McCutchen, Doyle, Brown & Enersen
             55 South Market Street, Suite 1500
             San Jose, California 95113
             Facsimile Number: (408) 947-4750

        (2)  If to Oracle:

             Oracle Corporation
             500 Oracle Parkway
             Redwood City, California 94065
             Attention: General Counsel
             Facsimile Number: (415) 506-7114

             With a copy to:

             Donald M. Keller, Jr., Esq.
             Venture Law Group
             2800 Sand Hill Road
             Menlo Park, California 94025
             Facsimile Number: (415) 854-1121

or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the sixth (6th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by "tested" telex or by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     SECTION 11.2 Force Majeure. No party hereto shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by any event or condition not existing as of the date of this Agreement (unless reasonably foreseeable by such party) and not reasonably within the control of the affected party, including without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Entities, riots, insurrections, or any other cause beyond the control of the parties; provided, only, that the affected party promptly notifies the other party of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

     SECTION 11.3 No Agency. This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, the other party hereto.

     SECTION 11.4 Severability. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     SECTION 11.5 Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement other than to a wholly-owned subsidiary without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such party for any reason whatsoever or for no reason and any attempted assignment in violation of this provision shall be void and of no effect.

     SECTION 11.6 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom, shall in any event be effective without the written concurrence of the other party hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

     SECTION 11.7 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement including but not limited to the effective consummation of the transactions contemplated under the provisions of this Agreement, the transfer of the Assets to Buyer, the vesting in Buyer of title to the Assets in accordance with the provisions of this Agreement, and the correction of errors and defects in any such documents.

     SECTION 11.8 Absence of Third-Party Beneficiaries. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     SECTION 11.9 Governing Law. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of California, without reference to the choice-of-law principles thereof.

     SECTION 11.10 Interpretation. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code
Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

     SECTION 11.11 Entire Agreement. The terms of this Agreement and the other writings referred to herein and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the exhibits and schedules hereto, shall constitute the complete and exclusive statement of its terms and shall supersede the Original Agreement. The parties acknowledge and agree that this Agreement and exhibits and schedules hereto constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Assets and the operation of the Business by Buyer after the Closing, and the preferred strategic relationship between the parties and that separate agreements have been used for the sake of convenience.

     SECTION 11.12 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

     SECTION 11.13 Expenses. Each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

     SECTION 11.14 Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

     SECTION 11.15 Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

                                        DIGITAL EQUIPMENT CORPORATION

                                        By: /s/  HAROLD F. ENRIGHT, JR.

                                            Title: Vice President -- Strategic
                                            Software Alliances

                                        ORACLE CORPORATION

                                        By: /s/  JEFFREY O. HENLY

                                            Title: Executive Vice President and
                                            Chief Financial
                                              Officer